Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Dan Swenson SeniorDirector, Investor Relations and Corporate Communications
847-405-2515 — dswenson@cfindustries.com Susan Fisher Manager, Corporate Communications 847-405-2551 — sfisher@cfindustries.com

CF Industries Resumes Production At Its Medicine Hat, Alberta, Nitrogen Complex

DEERFIELD, Illinois — (Business Wire) — July 1, 2013: CF Industries Holdings, Inc. (NYSE:CF) today reported that it is in the process of restarting operating units at its Medicine Hat, Alberta, nitrogen complex.  The company had shut down production at the complex as a precautionary measure on June 23rd.   The site on which the complex is located is approximately 200 feet above the normal river level.   However, the pump house containing equipment used to draw river water for plant operations is near the river bank.  The pump house equipment that had been relocated to higher ground prior to the flooding has been reinstalled and is back in service.

“We have determined that it is safe to restart our operating units and are doing so.  We are in contact with our customers regarding the status of deliveries from the facility,” commented Tony Will, senior vice president, manufacturing and distribution, CF Industries Holdings, Inc. “Our thoughts are with those in the community who were impacted by the flooding.”

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., through its subsidiaries, is a global leader in nitrogen and phosphate fertilizer manufacturing and distribution, serving both agricultural and industrial customers. CF Industries, headquartered in Deerfield, Illinois, operates world-class nitrogen fertilizer manufacturing complexes in the central United States and Canada; conducts phosphate mining and manufacturing operations in central Florida; and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a fertilizer manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s Web site at www.cfindustries.com and encourages those interested in the company to check there frequently.

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